Exhibit 99

Wendy’s International, Inc. announces an integrated Financial Strategy

•	Board of Directors approves 100% increase in the dividend

•	Long-term EPS growth rate goal set at 11% to 13%

•	Share repurchase authorization increased by $200 million

•	Company plans new equity-based compensation program to lower option overhang and minimize EPS dilution

2004 EPS guidance is $2.27 to $2.32, up 11% to 13%

January 2004 same-stores sales exceptionally strong at Wendy’s

     NEW YORK (February 2, 2004) – Wendy’s International, Inc. (NYSE: WEN) announced today an integrated financial strategy that supports the execution of the Company’s long-term strategic plan. The Company also announced key elements of its 2004 outlook, strong same-store sales in January and an additional investment in the Cafe Express™ restaurant chain.

     Management reviewed all of these subjects today with investors and the media during a meeting in New York City. The presentation was webcast and is now available on line at www.wendys-invest.com.

Integrated Financial Strategy announced by management

     Management articulated a strategy that integrates several financial elements including the Company’s long-term growth rate, new dividend policy, share repurchase plan, equity-based compensation for employees and stock ownership guidelines for management.

     Management projected that its strong cash generation will enable the Company to continue to build new restaurants, reinvest in the business, pay dividends, repurchase shares, make opportunistic strategic decisions and continue to build its cash position.

Company establishes dividend policy and increases 2004 dividend rate by 100%

     Based on management’s confidence and strong cash generation by the Company’s core businesses, the Board of Directors approved a dividend policy and a 100% increase in the annual dividend rate, from $0.24 per share to $0.48 per share.

     The goal for the Company’s dividend payout ratio is 18% to 22% of earnings, with a dividend yield of 1.1% to 1.2%.

     The next quarterly dividend of $0.12 per share will be paid on February 27, 2004, to shareholders of record as of February 12. It will be the Company’s 104th consecutive dividend payment.

     “We are focused on delivering an excellent total return to our shareholders. This is a long-term commitment,” said Chairman and Chief Executive Officer Jack Schuessler. “Our objective with the policy is to keep our dividend payout ratio reasonably constant over time, and we are confident this can be achieved. Our core businesses are very strong and everyone in the organization is focused on our long-term growth strategy.”

Share repurchase authorization increased by $200 million

     As part of the financial strategy, the Board of Directors approved an additional $200 million for share repurchases, raising the remaining authorization to a total of $366 million.

     The goal of share repurchases is to continue to offset dilution from outstanding stock options. Management will consider additional repurchases, based on the Company’s cash position and investment opportunities, and will review the repurchase strategy annually with the board.

     The Company originally established a share repurchase program in 1998 and has purchased a total of 36.8 million common shares for $885 million over the past five years. The average price was approximately $24 per share.

Company plans a new equity-based compensation program

     The goals of the Company’s planned equity-based compensation program (Omnibus Plan) are to remain competitive in attracting and retaining employees, lower option overhang and minimize EPS dilution from stock grants over the next five years. Overhang is defined as unexercised stock options and options approved but not yet granted, as a percent of outstanding shares.

     The Company will seek shareholder approval in 2004 for 3.6 million common shares to be granted to directors, management and other employees over the next three years. The new Omnibus Plan would allow for a transition from stock options to a combination of restricted stock and stock units. The Company’s current shareholder approved plans allow for only stock options.

     Assuming the Omnibus Plan is approved by shareholders, the Company anticipates an expense of about $0.02 to $0.03 per share in 2004 for restricted stock that would be issued this year and an increasing expense over the next three years, reflecting the issuance and vesting of restricted stock.

     The Financial Accounting Standards Board (FASB) has stated that U.S. companies are likely to be required to expense stock options beginning in 2005. If the FASB action is taken, the Company expects stock option expense of about $0.12 per share in 2005, assuming shareholder approval of the Omnibus Plan. This expense is expected to decline over the next four years as the Company ceases granting stock options.

     The Company also plans to convert its broad-based stock option plan to a cash profit sharing plan in 2005, resulting in an expense $0.01 to $0.02 per share in 2005.

     “Our new compensation strategy will enable us to reduce overhang from an estimated 14% in 2004 to less than 12% in 2005,” said Chief Financial Officer Kerrii Anderson. “More importantly, we expect overhang to decline to less than 5% over the next five years.”

     The Company has established new stock ownership guidelines for its management team to better align executives with shareholders. The guidelines will call for the top five executives, as established in the Proxy Statement to Shareholders, to hold three times their annual base salary in Wendy’s stock and other officers to hold one time their annual base salary. Officers will have four years to meet the guidelines.

Company establishes long-term EPS growth rate of 11% to 13%

     Taking into consideration all of the elements of the integrated financial strategy, as well as a conservative, long-term financial projection, management established the Company’s long-term goal for annual earnings per share growth at 11% to 13%.

     “We believe this growth rate accurately reflects our core business growth projections for Wendy’s® North America and Tim Hortons® Canada – sales, new unit development and ongoing efficiencies. It also includes our expectations for growth from Baja Fresh Mexican Grill®, Tim Hortons U.S. and our investments,” said Schuessler. “Our goal is for earnings growth plus a higher dividend payout to provide an excellent total return for shareholders. Our plan is based on realistic assumptions as we strive to deliver consistent results over time.”

     The Company averaged 12.5% EPS growth over the past three years. The Company’s previous long-term growth rate goal was 12% to 15%.

     Key assumptions in the Company’s long-term financial projection include:

	Annual Same-Store Sales	Annual New Restaurant
Long-Term Projections	Growth	Development
Wendy’s North America	2.0% to 3.0%	270 to 290
Tim Hortons	3.5% to 4.5%	200 to 220
Baja Fresh	2.0% to 3.0%	70 to 90

     The Company’s other key long-term assumptions include a tax rate of 36.75%, a Canadian exchange rate of $1.45 to $1.48, and average shares outstanding of 115 million.

2004 Outlook and Goals, Company expects EPS growth of 11% to 13%

     Management outlined goals for 2004 during its meeting today. Key elements include:

•	Earnings per share in a range of $2.27 to $2.32, up 11% to 13% from $2.05 in 2003.

•	Revenue growth in the 12% to 14% range.

•	2004 same-store sales growth goals consist of:

Same-Store Sales Goal
Wendy’s U.S. Company	4.0% - 5.0%
Wendy’s U.S. Franchise	3.5% - 4.5%
Tim Hortons Canada	3.5% - 4.5%
Tim Hortons U.S.	5.0% - 6.0%
Baja Fresh System	Flat

•	Total new restaurant development in a range of 550 to 600, which would be approximately 5% to 6% growth on a net basis. The growth will be concentrated in Wendy’s North America and Tim Hortons Canada.

•	The Company expects 2004 capital expenditures in the range of $360 million to $410 million for new restaurant development, remodeling, maintenance, technology initiatives and other investments.

•	Enterprise operating income margin is expected to be about 13.3%, which is similar to 2003. Operating income is defined as pretax income minus interest income plus interest expense, divided by revenue.

•	Other Income is expected to be in the $3 million to $5 million range, driven by the profitable growth of Maidstone Bakery, as well as improvement in the performance of other investments.

•	Management remains focused on controlling general and administrative costs, as a percent of revenue, in the 8.0% to 8.3% range.

•	The estimated effective tax rate is 36.5%.

•	Estimated average shares outstanding for the year are 116 million.

•	The Company will have a 53rd accounting week in the fourth quarter. This will impact all major line items of the income statement.

•	The Company expects a 14% to 17% estimated increase in beef costs for the year, with an increase of more than 30% in the first quarter, and lower increases the rest of the year. Other commodity and labor costs are expected to be manageable.

•	Company restaurant operating costs are expected to increase slightly less than revenue growth of 12% to 14% and operating costs are expected to increase nearly 20%, primarily due to equipment sales tied directly to Tim Hortons’ new restaurant expansion.

•	The Company expects improving performance from Baja Fresh® and growing profit from Tim Hortons U.S.

•	Minimal impact from Canadian currency is anticipated, except in the first quarter when it is expected to have a positive impact.

     “We are confident about delivering a good year in 2004. We have started the year with excellent momentum and we are being prudent with our assumptions as we get through the winter months,” said Schuessler.

     “Overall, we continue to execute our strategic plan for the Enterprise. Our core businesses of Wendy’s North America and Tim Hortons Canada are very strong and we are encouraged with the growing profitability of our Tim Hortons U.S. business and Maidstone Bakery,” Schuessler said.

January same-store sales were exceptionally strong

     Preliminary same-store sales at Wendy’s and Tim Hortons for January 2004 were robust. For the first period ended on February 1:

Same-Store Sales	2004 January	2003 January
Wendy’s U.S.-Company	8.3%	(3.5%)
Wendy’s U.S.-Franchise	7.2 to 7.7%	(1.6%)
Tim Hortons Canada	4.5 to 4.9%	5.2%
Tim Hortons U.S.	4.8 to 5.2%	2.5%

Company takes majority interest in the Cafe Express restaurant chain

     The Company announced today that it has taken a 70% equity ownership position in Cafe Express, the high quality American bistro restaurant chain in Texas. The Company had initially invested $9 million in Cafe Express during 2002 for a 45% stake.

     Cafe Express operates 10 restaurants in Houston and 8 in Dallas, and produces average unit sales of approximately $2.1 million.

     Brion Grube, a 14-year veteran of Wendy’s, has been named Chief Executive Officer of the chain. Founders Robert Del Grande and Lonnie Schiller will continue with the chain as investors and advisors.

     Grube also manages Wendy’s profitable International Wendy’s restaurant division. He previously led Wendy’s business in Canada as Senior Vice President and was a U.S. Division Vice President on the East Coast.

     “We are extremely optimistic about Cafe Express’ prospects,” said Schuessler. “The stores produce high average unit sales, the menu is outstanding and customers are very loyal. We will focus on store operations and systems to improve profitability and position the chain for growth.”

     Going forward, results of Cafe Express will be consolidated in Wendy’s financial statements.

Wendy’s International, Inc. overview

     Wendy’s International, Inc. is one of the world’s largest restaurant operating and franchising companies with 9,291 total restaurants and quality brands – Wendy’s Old Fashioned Hamburgers®, Tim Hortons and Baja Fresh Mexican Grill. The Company invested in two additional quality brands during 2002 – Cafe Express™ and Pasta Pomodoro®. More information about the Company is available at www.wendys-invest.com.

     Wendy’s Old Fashioned Hamburgers was founded in 1969 by Dave Thomas and is the third largest quick-service hamburger restaurant chain in the world, with more than 6,481 restaurants in the United States, Canada and international markets. Wendy’s offers a wide variety of quality products including hamburgers, chicken sandwiches, chicken strips, Garden Sensations salads, baked potatoes, French fries, soft drinks and Frostys™. More information about Wendy’s is available at www.wendys.com.

     Tim Hortons was founded in 1964 by Tim Horton and Ron Joyce and is the largest coffee and fresh baked goods restaurant chain in Canada. There are 2,343 Tim Hortons restaurants in Canada and 184 in the U.S. More information about Tim Hortons is available at www.timhortons.com.

     Baja Fresh Mexican Grill was founded in 1990 by Jim and Linda Magglos and is the leader in quality, fast-casual Mexican food. The chain has 283 restaurants in the United States. More information about Baja Fresh® is available at www.bajafresh.com.

Cafe Express is a trademark of Cafe Express LLC
Pasta Pomodoro is a registered trademark of Pasta Pomodoro, Inc.

CONTACT:
John Barker (614-764-3044 or john barker@wendys.com)
Marsha Gordon (614-764-3019 or marsha gordon@wendys.com)

WENDY’S INTERNATIONAL, INC.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship. The Company’s financial results could also be affected by changes in applicable accounting rules.

Growth Plans. The Company plans to increase the number of systemwide Wendy’s, Tim Hortons and Baja Fresh Mexican Grill restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.

The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

International Operations. The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.

Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.

Joint Venture to Manufacture and Distribute Par-Baked Products for Tim Hortons Restaurants. The success of the joint venture to manufacture and distribute par-baked products for Tim Hortons restaurants could be affected by a number of factors, including many of the factors set forth above. In addition, the realization of expected levels of production efficiencies, and actual product distribution costs and costs incurred to equip Tim Hortons restaurants for par-baked products occurring within expected ranges, could affect actual results.

Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures as part of its strategic planning initiative. These transactions involve various inherent risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; and unanticipated changes in business and economic conditions affecting an acquired business.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.